To Our Shareholders
Net Income attributable to common shares for the year ended December 31, 2025 was $842.9 million, $4.20 per diluted share, compared to $8.3 million, $0.04 per diluted share, for the previous year.
Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2025 was $465.6 million, $2.32 per diluted share, compared to $447.1 million, $2.26 per diluted share, for the previous year. This is detailed on page 5.
Funds from Operations, as Reported (apples-to-oranges including one-timers) for the year ended December 31, 2025 was $486.8 million, $2.42 per diluted share, compared to $470.0 million, $2.37 per diluted share, for the previous year. See page 5 for a reconciliation of Funds from Operations, as Reported, to Funds from Operations, as Adjusted.
Net Operating Income (before depreciation, G&A, and interest), as detailed below, for the year ended December 31, 2025 was $1,111.9 million.
On a same store basis, 2025 NOI increased 5.4% compared to the prior year.
Here are our financial results presented in Net Operating Income format by business unit:

	Net Operating Income
($ IN MILLIONS)	% of 2025	2025	2024	2023
New York:
Office	65.6%	713.7	706.6	727.0
Retail	16.2%	175.7	191.4	188.6
Residential	2.3%	25.4	24.0	21.9
Alexander’s	3.2%	34.6	39.9	40.1
Total New York	87.3%	949.4	961.9	977.6

THE MART	6.4%	69.2	51.7	61.5
555 California Street	6.3%	68.4	65.0	82.9
	100%	1,087.0	1,078.6	1,122.0
Other		24.9	21.2	21.2
Total Net Operating Income		1,111.9	1,099.8	1,143.2

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations, and beliefs and are subject to numerous assumptions, risks, and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2025, a copy of which accompanies this letter or which can be viewed at www.vno.com. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this letter.

The following chart reconciles Funds from Operations, as Reported, to Funds from Operations, as Adjusted:

($ IN MILLIONS, EXCEPT PER SHARE)	2025	2024
Funds from Operations, as Reported	486.8	470.0
Adjustments for certain items that impact FFO:
Gain on extinguishment of 280 Park Avenue mezzanine loan	—	(31.2)
After-tax gain on sale of 220 Central Park South units	(17.0)	(13.1)
Gain on sale of Canal Street residential units	(13.9)	—
Deferred tax liability – Farley	13.2	14.4
Other, including noncontrolling interests’ share of above adjustments	(3.5)	7.0
Total adjustments	(21.2)	(22.9)
Funds from Operations, as Adjusted	465.6	447.1
Funds from Operations, as Adjusted per share	2.32	2.26
Funds from Operations, as Adjusted, increased in 2025 by $18.5 million, or $0.06 per share. Here is the detail:

	Increase/(Decrease)
($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Tenant related	(29.5)	(0.14)
Variable businesses	15.8	0.07
Asset sales	(10.8)	(0.05)
Net interest expense	10.9	0.05
Real estate tax expense - THE MART	10.9	0.05
PENN 1 ground rent reset	28.4	0.13
Other	(7.2)	(0.05)
Increase in FFO, as Adjusted	18.5	0.06

Report Card
Since I have run Vornado, total shareholder return has been 11.7% per annum. Dividends have represented 2.7 percentage points of Vornado’s annual return.
The table below shows Vornado’s total return to shareholders compared to our New York-centric peers and the Office REIT index for various periods ending December 31, 2025, and for 2026 year-to-date:

	Vornado	NY REIT Peers	(1)	Office REIT Index
2026 YTD	(21.9) %	(18.5)%		(16.5) %
One-year	(19.1) %	(30.8) %		(14.0) %
Two-year	22.4%	(2.9) %		4.5%
Three-year	70.4%	42.9%		6.6%
Five-year	6.9%	(5.7) %		(18.9) %
Ten-year	(38.3) %	(40.5) %		(11.4) %
In 2015 and 2017, shareholders received $30.50 per share in dividends from our Urban Edge ($11.88) and JBG SMITH ($18.62) spin-offs.
Ten-Year Earnings Record
As is our custom, we present the table below that traces our ten-year record, both in absolute dollar and per share amounts:

($ IN MILLIONS, EXCEPT PER SHARE DATA)	NOI(2)		FFO, As Adjusted
	Amount	% Change	Amount	% Change	Per Share
2025	1,109.7	1.5%	465.6	4.1%	2.32
2024	1,093.5	(4.1)%	447.1	(12.0) %	2.26
2023	1,139.7	(0.3)%	508.2	(16.5) %	2.61
2022	1,143.2	11.8%	608.9	10.7%	3.15
2021	1,022.4	2.6%	549.9	9.8%	2.86
2020	996.9	(13.5)%	501.0	(24.1) %	2.62
2019	1,152.0	0.8%	660.5	(6.0) %	3.46
2018	1,143.1	(0.2)%	702.8	0.3%	3.68
2017	1,145.4	3.4%	701.0	4.3%	3.66
2016	1,107.8	3.4%	672.3	6.8%	3.53

1    Comprised of New York-centric peers: SL Green and Empire State Realty Trust.
2    All years include only properties owned at the end of 2025.

Acquisitions/Dispositions
Here is a ten-year schedule of acquisitions and dispositions.

($ IN MILLIONS)	Number of Transactions	Net Acquisitions/ (Dispositions)	Acquisitions	Dispositions	Gain
2026 to date	1	141.0	141.0	—	—
2025	8	(200.3)	263.7	464.0	89.5
2024	2	6.4	50.0	43.6	0.9
2023	7	(127.4)	20.0	147.4	36.5
2022	7	(409.3)	—	409.3	69.0
2021	6	262.6	397.0	134.4	7.9
2020	3	3.7	3.7	—	—
2019	7	(2,818.6)	67.1	2,885.7	1,384.1
2018	9	336.0	573.5	237.5	170.4
2017	9	(5,901.9)	145.7	6,047.6	5.1
2016	11	(875.1)	147.4	1,022.5	664.4
	70	(9,582.9)	1,809.1	11,392.0	2,427.8
Over the ten-year period, our dispositions totaled $11.4 billion and we were a net seller or spinner of $9.6 billion.
2019 Dispositions include $2.665 billion for the Retail Joint Venture at a 4.5% cap rate, resulting in a gain of $1.205 billion.(3)
2017 Dispositions include $5.997 billion for the JBG SMITH spin-off. No gain was recognized on the spin-off.

3    The GAAP gain reported in our published financial statements was $2.571 billion, the difference being the step-up in basis to fair value of the retained portion of the assets. Much of this gain was reversed by impairment charges of $409.1 million in 2020 and $483.0 million in 2022.

Lease…Lease…Lease
This year, total leasing was 4,712,000 square feet, an increase of 37% over last year. Our New York office leasing team leased 3.7 million square feet (our highest in over a decade and our second best ever). Average starting rents were $98 per square foot. For the year we leased 2.5 million square feet at over $100 per square foot rents.
As is our practice, we present below leasing and occupancy statistics for our businesses.

(SQUARE FEET IN THOUSANDS)	New York		THE MART	555 California Street
	Office(4)	Retail

2025
Square feet leased	3,742	130	394	446
Initial Rent	97.86	186.34	50.93	117.28
GAAP Mark-to-Market	10.4%	10.6%	(1.0)%	22.9%
Cash Mark-to-Market	7.8%	(1.0)%	(5.1)%	7.5%
Number of transactions	103	32	45	6
2024
Square feet leased	2,650	187	386	215
Initial Rent	104.49	160.01	52.88	102.80
GAAP Mark-to-Market	10.9%	37.0%	5.4%	16.8%
Cash Mark-to-Market	2.5%	8.3%	(2.8)%	(0.1)%
Number of transactions	96	25	55	6
In 2025, we leased an industry-leading 3.7 million square feet in 103 transactions. To celebrate this performance, we ran the ad shown on the next page in The New York Times and The Wall Street Journal. A few of the largest tenants last year were New York University, Universal Music Group, Verizon, AMC, Rippling, and Dick’s Sporting Goods. Large tenants are making long-term commitments to New York; in 2025, the lease term for over 100,000 square foot deals was 16.2 years.
A word about our 70%-owned 555 California Street in San Francisco… This asset, originally built by Bank of America as their HQ, continues to dominate the skyline and be the market leader. It is the principal financial services building in SF in a sea of otherwise tech buildings, serving as the West Coast headquarters of Goldman Sachs, Morgan Stanley, KKR, Dodge & Cox, Wells Fargo, The Wharton School, Kirkland & Ellis, etc. During the past three years, we have completed over 670,000 square feet of leasing (mainly renewals and expansions) with rents now reaching $160 per square foot in the tower, all this in a soft San Francisco market.

Occupancy Rate
	New York			THE MART	555 California Street
	Office	Retail	(5)
2025	91.2%	79.4%		81.5%	88.9%
2024	88.8%	82.8%		80.1%	92.0%
2023	90.7%	88.1%		79.2%	94.5%
2022	91.9%	83.9%		81.6%	94.7%
2021	92.2%	91.4%		88.9%	93.8%
2020	93.4%	90.4%		89.5%	98.4%
2019	96.9%	93.8%		94.6%	99.8%
2018	97.2%	97.6%		94.7%	99.4%
2017	97.1%	96.8%		98.6%	94.2%
2016	96.3%	97.0%		98.9%	92.4%

4    The 2025 leasing statistics, other than square feet leased, exclude the impact of the 1,076,000 square foot master lease to NYU at 770 Broadway.
5    Excludes 257,000 square foot Manhattan Mall for all periods presented.

PENN 2 Tenant Lobby

Capital Markets
At year-end, we had $2.4 billion of immediate liquidity consisting of $978 million of cash and restricted cash and $1.4 billion available on our $2.2 billion revolving credit facilities. Today, we have $2.6 billion of immediate liquidity. We also have approximately $10 billion of unencumbered assets.
Since January 1, 2025, we have executed capital market transactions totaling $5.1 billion. Our capital markets team had a strong year.
In January, we repaid our $450 million 3.50% senior unsecured notes on their maturity date.
In April, our Fifth Avenue and Times Square JV completed a $450 million financing of 1535 Broadway. The non-recourse, interest-only loan bears interest at a fixed rate of 6.90% and matures in May 2030. After transaction costs and reserves, $407 million of the net proceeds from the financing were used to partially redeem Vornado’s preferred equity on the asset.
In June, a joint venture, in which we have a 50.1% interest, completed a $675 million refinancing of Independence Plaza, a 1,328-unit residential complex in the Tribeca submarket of Manhattan. The non-recourse, interest-only loan bears interest at a fixed rate of 5.84% and matures in June 2030. The loan replaced the previous $675 million loan that was scheduled to mature in July 2025 and bore interest at 4.25%.
In July, we completed a $450 million refinancing of PENN 11, a 1,200,000 square foot Manhattan office building. The five-year interest-only loan matures in August 2030 and has a fixed rate of 6.35%. We paid down by $50 million the prior $500 million loan that bore interest at a rate of SOFR plus 2.06% (swapped to an all-in fixed rate of 6.28%) and was scheduled to mature in October 2025.
In August, we completed a $120 million refinancing of 4 Union Square South, a 204,000 square foot Manhattan retail property. The ten-year interest-only loan matures in September 2035 and has a fixed rate of 5.64%. The loan replaced the previous $120 million loan that bore interest at SOFR plus 1.50% and was scheduled to mature in August 2025.
In December, Alexander’s, in which we own a 32.4% common equity interest, completed a $175 million refinancing of Rego Park II shopping center, located in Queens, New York. The five-year interest-only loan matures in December 2030 and bears interest at a rate of SOFR plus 2.00%. Alexander’s paid down by $23.5 million the prior $198.5 million loan that bore interest at a rate of SOFR plus 1.45% that was scheduled to mature in December 2025.
In December, Alexander’s restructured the $300 million mortgage loan on the retail condominium portion of 731 Lexington Avenue, which previously bore interest at SOFR plus 1.51%. The restructured loan was split into (i) a $132.5 million senior A-Note that was purchased by a wholly owned subsidiary of Alexander’s, which bears interest at a fixed rate of 7.00% and (ii) a $167.5 million junior C-Note held by the lenders of the original loan, which accrues PIK interest at 4.55%. In addition, Alexander’s has the right to fund operating shortfalls, interest on the A-Note and capital for re-leasing at the property through a B-Note, which will be junior to the A-Note and senior to the C-Note. The B-Note bears interest at a fixed rate of 13.50%, except for loan amounts above $65 million used to pay interest on the A-Note, which will bear interest at a fixed rate of 7.00%. The restructured loan matures in December 2035.
In January 2026, a joint venture, in which we have a 50.0% interest, entered into a nine-month extension with the lenders on the $54 million mortgage loan encumbering the office condominium of 825 Seventh Avenue and simultaneously paid down the principal balance by $6 million to $48 million. The loan was previously scheduled to mature in January 2026. The non-recourse, interest-only loan bears interest at a rate of SOFR plus 2.75% and matures in October 2026, with a fifteen-month extension option subject to loan-to-value and debt yield requirements.
In January 2026, a joint venture, in which we have a 53.0% interest, completed a $250 million refinancing of 7 West 34th Street, a 477,000 square foot Manhattan office and retail building. The non-recourse, five-year interest-only mortgage loan matures in February 2031 and has a fixed rate of 5.79%. The joint venture paid down by $50 million the prior $300 million full-recourse loan that bore interest at 3.65% and was scheduled to mature in June 2026. The loan was paid down using property-level reserves and a $25 million member loan from Vornado which accrues interest at 16.00% and receives priority on distributions.

Capital Markets - continued
In January 2026, we completed a public offering of $500 million 5.75% senior unsecured notes due February 1, 2033 (“2033 Notes”). Interest on the senior unsecured notes is payable semi-annually on February 1 and August 1, commencing August 1, 2026. The 2033 Notes were sold at 99.824% of their face amount to yield 5.78%. A portion of the $494 million net proceeds from the 2033 Notes will be used to repay our $400 million senior unsecured notes due June 2026 at maturity.
In January 2026, we completed a $1.105 billion refinancing of one of our two revolving credit facilities. On February 4, 2026, the facility was upsized to $1.130 billion. The $1.130 billion amended facility currently bears interest at a rate of SOFR plus 1.05% and is scheduled to mature in February 2031 (as fully extended). The facility fee is 25 basis points. The facility replaced the previous $1.25 billion revolving credit facility which was scheduled to mature in December 2027.
In January 2026, we upsized our $915 million revolving credit facility that matures in April 2029 (as fully extended) to $1.0 billion. The credit facility currently bears interest at a rate of SOFR plus 1.16% and has a facility fee of 24 basis points.
In January 2026, we completed a refinancing of our unsecured term loan and upsized the loan amount to $850 million. The loan bears interest at SOFR plus 1.20% and matures in February 2031 (as fully extended). The loan replaced the previous $800 million term loan which bore interest at SOFR plus 1.25% and was scheduled to mature in December 2027.
In February 2026, we completed a $525 million refinancing of One Park Avenue, a 945,000 square foot Manhattan office building. The five-year interest-only loan matures in February 2031 and bears interest at a rate of SOFR plus 1.78%. The loan replaced the previous $525 million loan that bore interest at SOFR plus 1.22% and was scheduled to mature in March 2026.
In February 2026, a joint venture, in which we have a 45.1% interest, entered into a seven-month extension with the lenders on the $167.5 million mortgage loan encumbering 61 Ninth Avenue and simultaneously paid down the principal balance by $12.5 million to $155 million. The loan was previously scheduled to mature in January 2026. The non-recourse, interest-only loan bears interest at a rate of SOFR plus 2.45% and matures in August 2026, with a three-month extension option subject to certain conditions. We have executed a term sheet with the lenders to extend the loan to August 2028, with one nine-month extension.
In March 2026, the $400 million mortgage loan secured by 350 Park Avenue was defeased in connection with the development of the 350 Park Avenue site.
Retail JV Preferred Equity
In January 2025, a portion of our $1.8 billion Retail JV preferred equity was redeemed for cash of $342 million from the UNIQLO sale and, in April 2025, $407 million was redeemed for cash from the 1535 Broadway financing, bringing the preferred equity balance currently to under $1.1 billion.
Farley, PENN 1, PENN 2 are Debt-Free
Several years ago, when we began active development in THE PENN DISTRICT (Farley/Meta, PENN 1 and PENN 2), we loaded in over $2 billion in cash to prefund 100% of our development and construction costs. We didn’t know then how prescient that would be. So, Farley/Meta, PENN 1, and PENN 2 are now finished and paid for. These three assets, aggregating 5.2 million square feet, are free and clear and unencumbered by debt… and that’s quite a feat.

Balance Sheet
Below is the right-hand side of our balance sheet, as well as calculations of net debt/EBITDA, at December 31, 2025, 2024 and 2023.

($ IN MILLIONS)	2025	2024	2023
Secured debt - non-recourse	4,944	5,707	5,730
Unsecured debt - recourse	2,270	2,575	2,575
Share of non-consolidated debt - non-recourse	2,479	2,478	2,654
Noncontrolling interests’ share of consolidated debt	(682)	(682)	(682)
Total debt	9,011	10,078	10,277
Cash	(1,049)	(1,041)	(1,413)
Net debt	7,962	9,037	8,864

EBITDA as adjusted	1,040	1,049	1,081

Net debt/EBITDA as adjusted	7.7 x	8.6 x	8.2 x
We expect net debt/EBITDA to improve by more than half a turn as PENN 2 leases come online.
At year end, fixed-rate debt, including the effect of interest rate swaps, accounted for 84% of debt with a weighted average interest rate of 4.8% and a weighted average term of 2.6 years. Floating-rate debt accounted for 16% of debt at a weighted average interest rate of 5.7% and a weighted average term of 1.7 years. Taking account of interest rate caps, 16% is reduced to 7%. While very helpful, our swaps and caps generally do not match the maturity dates of the loans and therefore provide only partial protection.
Our balance sheet strategy is to rely primarily on project-level, non-recourse debt – old-fashioned mortgages that are collateralized by assets we estimate to have an aggregate fair value of $9.3 billion. We have approximately $10 billion of unencumbered real estate assets. Twenty-seven percent of our debt is recourse. Here is the detail of recourse debt:(6)

($ IN THOUSANDS)	Amount Outstanding	Maturity	Years to Maturity
Corporate debt recourse to Vornado:
Unsecured revolving credit facility ($1 billion available)	—	4/29	3.3
Unsecured term loan	850,000	2/31	5.1
Unsecured revolving credit facility ($412 million available)	718,000	2/31	5.1
3.40% senior unsecured notes	350,000	6/31	5.4
5.75% senior unsecured notes	500,000	2/33	7.1
	2,418,000		5.6

6    Excluding $400 million of 2.15% senior unsecured notes to be repaid in June.

Retail
Retail continues to strengthen. While rents have not reached peak pricing of the last cycle, retailers recognize the importance of being in Manhattan and that continues to fuel the strength of this retail recovery. We expect activity and pricing to continue to accelerate from here.
In further validation of the strength of our Upper Fifth Avenue assets,(7) two months ago, Meta signed a new 10-year lease for a Meta Lab flagship at our 51%-owned 697 Fifth Avenue. This lease has established a new high-water mark for Fifth Avenue.
In January 2025, we completed the sale to UNIQLO of a portion of its U.S. flagship at 666 Fifth Avenue at a record price of $20,000 per square foot. The $342 million of net proceeds from the sale were used to partially redeem Vornado’s $390 million of preferred equity on this asset.
We own the Fuller Building, 595 Madison Avenue, on the northeast corner of 57th Street and Madison Avenue, sort of like the corner of main and main. Our retail here is occupied by LVMH’s Fendi Manhattan flagship. Directly across Madison Avenue is the new LVMH Dior flagship.
The chart on page 8 shows Retail occupancy at 79.4%. As this space leases up, it should generate as much as $40 million of incremental NOI.
My use of the word “junky” in the third quarter earnings call got a lot of attention. In any event, we will replace the “junky” retail on both sides of Seventh Avenue and along 34th Street, the gateway to our PENN District, with modern, appealing and exciting retail offerings and increased third-party signage. This will be another step forward and enhance what we have already accomplished at PENN.
We are making more than our fair share of deals – a sampling is Fendi, Berluti, Meta, Sephora, Whole Foods, Wegmans, Canada Goose, Chase, Duane Reade, Blue Ribbon Sushi, Le Colonial, Stefano Ricci, Five Below, DSW Shoes, Hollister, Lifetime Fitness, Avra Estiatorio, Maple & Ash, Five Iron Golf, T-Mobile, The Crane Club, Pop Mart, Pandora, JPMorganChase, TD Bank, Bank of America, Verizon, Universal Music Group, and Primark is opening their U.S. flagship in THE PENN DISTRICT in May.
Individually, and collectively, we own great assets… a portfolio of 45 properties, 2.3 million square feet of flagship street retail concentrated on the best high streets. Please see www.vno.com for portfolio details and images. Here is the math for our retail business:

($ IN MILLIONS, EXCEPT PROPERTIES)	Number of Properties	NOI
		GAAP Basis	Cash Basis
2025	45	175.7	160.8
2024	49	191.4	176.8
2023	50	188.6	180.9
2022	56	205.7	188.8
2021	60	173.4	160.8
2020	63	147.3	158.7
Below, we break down our retail business by submarket:

	NOI
($ IN MILLIONS, EXCEPT %)	GAAP Basis		Cash Basis
	Amount	%	Amount	%
Fifth Avenue	49.0	27.9	47.9	29.8
Times Square	19.1	10.9	17.5	10.9
THE PENN DISTRICT	52.2	29.7	40.5	25.2
Midtown South	28.2	16.0	26.5	16.5
Madison Avenue	12.3	7.0	13.1	8.1
Other	14.9	8.5	15.3	9.5
Total	175.7	100.0	160.8	100.0

7    This from last year:
        Global luxury retailers Prada and Kering acquired prime Upper Fifth Avenue properties for their own use as stores. These deals averaged $900 million for a half block front on upper Fifth Avenue. We take this mark very personally with our Retail Joint Venture (51.5% at share) owning four half-blocks of similar AAA quality. We also own in that same joint venture the two best full blocks (so four half blocks) in Times Square. And we own the largest sign business in town, over half of which is in Times Square, in that same joint venture. All great assets where luxury retailers are most focused.

We are the largest owner in THE PENN DISTRICT with 9 million square feet. THE PENN DISTRICT’s time has come. THE PENN DISTRICT is different from our other office assets…it is a large interconnected multi-building campus, it is long-term and it is development focused (development and long-term are two of the dirtiest words in REITland). THE PENN DISTRICT is the highest growth opportunity in our portfolio.
2025’s results reflected the market’s growing appreciation for our transformation of THE PENN DISTRICT. Tenants and brokers get it… high quality office space, the best transportation literally on top of Penn Station, the region’s transportation hub, and the abundance of amenities and hang out spaces are unmatched.
In 2025, at PENN 2, we leased 908,000 square feet at average starting rents of $109 per square foot with an average term of over 17 years, including 231,000 square feet leased during the fourth quarter at average starting rents of $114 per square foot with an average term of over 13 years… all well above our original underwriting. We have now leased over 1.4 million square feet at PENN 2 since project inception, putting us at 80% occupancy, hitting the target which we guided to. We expect to finish the lease-up this year. Based on the leases we have executed and the activity on the remaining space, we have increased our projected incremental cash yield from 10.2% to 11.6%.
At PENN 1, we leased 420,000 square feet during the year at average starting rents of $97 per square foot, also well above our original underwriting. Since the start of physical redevelopment at PENN 1, we have leased over 1.7 million square feet there at average starting rents of $94 per foot. At PENN 1, we have 177,000 square feet of vacancy left to lease, plus half a million square feet of first-generation leases still to roll over. This will all generate income shortly.
So… our first bold stroke in THE PENN DISTRICT was investing $2.5 billion in PENN 1, PENN 2, and Farley/Meta, which totally modernized those buildings and raised the bar in the entire city for amenities at scale and our hospitality strategy for today’s Class A Better Buildings. We raised market rents here from $50 to over $100. By the way, I predict that with Manhattan West and Hudson Yards, our good neighbors to the west, achieving rents of over $150, so will we at THE PENN DISTRICT. Think about it, these 5 million square feet if increased by $50 will yield as much as an incremental $250 million per annum, to be achieved over time, to our bottom line – worth as much as $25 a share.
Vornado is an essential player in the Penn area and was a major principal in both the Moynihan Train Hall and LIRR concourse public/private partnerships.

PENN2
2
PENN STATION
LOS TACOS No.1
Coca-Cola
PENN STATION
Long Island Rail Road

LIFE TIME
HELL'S KITCHEN

New York Office

"There is New York City, and there is the rest of the world."

The City moves at electric speed all the time. New York's people are stimulated by the pace and caught up in its swift movement, they are innovative and productive as in no place else.

Here in New York, we care more for *all* people, because we have all people to care for. Now more than ever, we are the world's melting pot and the symbol of Ms. Liberty.

NEW YORK CITY
ACCEPT NO IMITATIONS

BERNARD H. MENDIK

The Mendik Company
Real Estate

Alliance for New York City Business

THE NEW YORK TIMES, TUESDAY, SEPTEMBER 27, 1988

Why New York?... The City That Never Sleeps
We believe in New York, our hometown, the most important city in America. New York is the economic and cultural capital of the United States (there is a reason the Statue of Liberty is in New York Harbor); it is the finance center of the world; it attracts the best and the brightest; it has a large and growing highly educated and diverse workforce, eight professional sports teams, Lincoln Center and Carnegie Hall, Broadway, great museums, great restaurants and nightlife, the best hospitals and universities, and, of course, the largest concentration of Fortune 500 headquarters, and New York is now the second most important tech center in the country… you get the picture.
New York Class A Better Buildings Are In A Landlord’s Market
Of the total 416 million square feet in Manhattan, 236 million square feet are old, tired, obsolete, and well past their sell-by date. In the much smaller Class A Better Building market of 180 million square feet in which we compete, availability is 7.9% for Midtown versus 18.2% in the not class A building market, with that availability evaporating quickly. Add to that, that the cost of a new build tower in New York has just about doubled over the last six to seven years, and with cost of debt of say 5.5% to 6.5%, new supply is frozen. Taken together, this all creates a landlord’s market. We expect rents to rise aggressively, one might even say to spike... and, in fact, rents have already started to rise. So all good, very good. We at Vornado are very excited and look forward to the future.
It’s a sure bet that New York office will be the contrarian winner in this cycle.
Not so long ago, $100 rents were very rare. Now they are ubiquitous in the Better Buildings, with some rents reaching $200 and even an occasional $300. Why? It might be, as I have said, that there is a profound shortage of “Better” space, or it might be that the cost of a new build has doubled (it now costs, say, $2,500 per foot to build a new tower in Manhattan). You can do the math. Even at these higher rents, it’s touch and go to make a new tower pencil. And by the way, these new builds are multi-billion-dollar monsters which are very difficult for most to finance.
Once again, in 2025, Vornado leased the most space with $100+ rents. See page 9.

Development… An Internal Growth Engine
We are really good at development and have a 25-year record of great success (THE PENN DISTRICT, Bloomberg HQ, 220 CPS, etc., etc.). Our portfolio contains the following development projects. Note that the land sites for all these are already on balance sheet and paid for.
•350 Park Avenue, with Citadel as our anchor tenant and Ken Griffin as our 60% partner, where construction has just begun to create a grand Norman Foster-designed 1.9 million square foot HQ tower on the best site on Park Avenue;
•PENN 15 (formerly Hotel Pennsylvania), the prime 80,000 square foot PENN DISTRICT land site on Seventh Avenue. This site is directly across from Madison Square Garden, is a block away from Macy’s, and is in the middle of the Penn Station/NYC subway transportation complex;
•265 West 34th Street (northeast corner of Eighth Avenue) in THE PENN DISTRICT, where we will shortly begin development of a 475-unit rental residential building;
•A residential tower at our 50%-owned Independence Plaza in Tribeca where our next-door neighbors are the world headquarters of both Citigroup and Goldman Sachs;
•623 Fifth Avenue, a 383,000 square foot asset that was originally built to the highest standards by Swiss Bank Corporation as their U.S. Headquarters. Our asset sits on top of the Saks Fifth Avenue flagship and starts at Floor 11 up to Floor 36. We acquired the property in September for $218 million, $569 per square foot. Here’s why I think this is the best deal ever…
oThe location is in the middle of everything with unique light and air and city views. You can reach out and touch Rockefeller Center, St. Patrick’s Cathedral, JPMorganChase’s new headquarters, and even our 350 Park Avenue. Just for the fun of it, take a look at this location on Google Maps.
oThe building is substantially vacant, which is a huge advantage to us as a developer.
oBuilt in 1990, the building is modern. Our business plan is to create here the 220 Central Park South of boutique office, i.e., the best of the best.
oWe acquired this asset for $569 a foot. The finished product, all-in (soup to nuts, including tenant concessions) is budgeted at $1,175 a foot. We will be creating here a new building, every bit equal to a ground up new build, for half the price, in a premium platinum location.
oAnd we will deliver to tenants by the end of 2027, half the time of a new build.
oRecognizing that Saks Fifth Avenue, now in bankruptcy, has an uncertain future, I believe that any outcome there will be good for us.
oAnd the punchline is, at a 10.1% return on cost, with say a 5% exit or measure of value, we will achieve a double or, with leverage, a four-bagger. I expect this project to yield a $0.11 incremental increase to earnings.
•3 East 54th Street, a Plaza District development site between Fifth Avenue and Madison Avenue on 54th Street, adjacent to the St. Regis Hotel and our prime Upper Fifth Avenue retail properties. In January 2026, we acquired the asset for $141 million. We previously acquired the $85 million mortgage on this property, which accreted to $107 million and was credited towards the purchase price. The site is currently zoned for 232,500 square feet as-of-right, and the location is excellent for office, hotel and/or residential uses.
•We will replace the “junky” retail on 34th Street and Seventh Avenue with modern retail offerings and greatly expanded third-party signage.

It Takes a Village
Amenities, Amenities, and More Amenities
The market is demanding highest quality, heavily amenitized, transportation-based space. Our portfolio fits the bill: THE PENN DISTRICT (Farley, PENN 1, PENN 2, PENN 11), 1290 Avenue of the Americas, 280 Park Avenue, 555 California Street, THE MART, development sites 350 Park Avenue, 623 Fifth Avenue and PENN 15, to name a few.
It takes a village (read, scale really matters). We believe there is a competitive advantage to owning clusters of buildings (à la THE PENN DISTRICT, Rockefeller Center, Hudson Yards). Think about it – if you’re a 300,000 or 400,000 square foot occupier in a standalone million square foot building who needs to expand by, say, 100,000 square feet, the likelihood that that would be available in your building is low. On the other hand, in our PENN DISTRICT village, we will certainly be able to satisfy the requirement, either in your building or an adjacent building.
We are in the hospitality business, treating our tenants as guests; and our guests require amenities and amenities at scale. Let’s look at our amenity strategy. An owner can economically devote no more than two percent of building size to amenities. Even in a one million square foot standalone building, that’s only 20,000 square feet (a gym and not much else). But in THE PENN DISTRICT, with its 5-10 million square feet, that’s up to 200,000 square feet of amenities. What a difference.
Our favorite amenities are now rooftop pavilions, social stairs, pre-function rooms, space to gather and just chill and hang, conferencing, gyms, pickleball, even a little coworking, and giant screen TVs to watch March Madness. And of course, food and restaurants aplenty.

Some Thoughts, 2025 Version
As I reread last year’s (2024) letter, much of the material is still relevant and timely and accordingly some is reprinted here.
Our great nation is about to celebrate its 250th birthday. How lucky are we to be Americans, living and working in the greatest country on earth!
Does NAV Matter?
We are covered by 14 analysts who estimate our NAV at $47.73 per share, with a target price of $34.50. We chronically trade at a discount to NAV. This is unacceptable and we will have to do something about it.
AI
It’s always something. E-commerce was predicted to decimate physical retailing… “the malls are dead.” Then, COVID and work-from-home (who wants to be alone all day, all night at the kitchen table?) were certain to decimate office (and our cities). Now comes AI. If history is a guide, there have been four industrial revolutions, each propelling mankind to greater heights. AI is the fifth industrial revolution, which in the long run will do the same.(8) In any event, just for kicks, one of my senior financial guys asked ChatGPT to predict AI’s anticipated impact on New York City office leasing. Here’s the answer:
AI is likely to reshape New York City’s office leasing market by both reducing overall space needs and intensifying demand for high-quality assets. Productivity gains and automation—particularly in administrative, legal, and certain technical functions—will continue to drive space efficiency, limiting aggregate demand growth. However, AI is also fueling expansion in technology and data-driven sectors that still value a New York presence for talent, collaboration, and client access. These tenants are disproportionately drawn to modern, amenity-rich buildings, reinforcing the ongoing bifurcation between top-tier assets and older, undifferentiated inventory.
At the same time, AI is changing how office space is used and leased. As routine individual work becomes more automated, the office is increasingly a hub for collaboration, creativity, and culture—supporting demand for well-located, highly experiential environments. Leasing decisions are also becoming more data-driven, with tenants prioritizing flexibility, efficiency, and buildings that can support advanced digital infrastructure. The result is not the elimination of office demand in New York, but a more selective, dynamic market where quality, adaptability, and technological readiness determine leasing performance.
I observe that this office cycle is a bit strange and really very different. New York is growing and thriving but most other cities are struggling with soft or no demand.(9)
One theme we do think will continue is a heightened focus on the quality of the landlord. Many landlords, particularly private ones, are struggling with high leverage, which may limit their ability to invest capital in their buildings or, in some cases, even retain their assets. Tenants and their brokers will shun these buildings. Strong, well capitalized landlords like Vornado will benefit.
In the history of New York real estate, all great landlord bull markets followed a period of constrained supply, and here we are. Replacement cost for New York office buildings is rising aggressively. It now costs at least $2,500 per foot to build a new tower in Manhattan. Replacement cost has always been a leading indicator, foretelling that the existing stock of office buildings will be increasing in value.
It goes without saying but I must say it again, there are no sacred cows in our portfolio. That statement includes assets such as THE MART, 555 California Street, and even some of our New York office assets, and even our retail.
We are clear-eyed and realistic about the near-term financing market challenges. It is not pretty when 3% debt rolls over to 5.5%, or even up to 6.5%. We will certainly have a few workouts to deal with over the next couple of years, but that goes with the territory. Lenders and borrowers are now playing patty cake, extending a bad loan for a couple of years and/or A/B structures that really accomplish nothing. The big fix and endgame for overleveraged properties is yet to come.

8    There may be a dark side to AI. Some pundits are predicting 30% unemployment in white collar workers and a similar apocalypse for factory workers from robotics and similar technology. That level of unemployment would hollow out our cities, cause civil insurrection, and fiscal chaos. Never gonna happen.
9    Sorry to be talking my book but San Francisco, where we own 555 California Street – the single best building, is a rapidly improving market.

Dividends
We continue to be rigorous with cash management. For 2025, we again paid a single $0.74 per share dividend in December of $154 million in cash. We expect to carry over to next year this same dividend policy of a single dividend payable at year-end based upon known facts, actual taxable income, including asset sales, etc. This strategy has been understood and endorsed by our shareholders. I do expect that as conditions normalize, so will our dividend.
A few facts for context: In 2022, our dividend was $2.12 per share, or $435 million, in cash. Over the ten years prior to 2022, we paid $5.2 billion in dividends, not including $596 million in special dividends and another $6 billion in spin-off dividends. An analyst characterized REIT dividends as sacred, and I agree… well, I sort of agree.
Buybacks
As most of you know, I have resisted buybacks for years and years, resisted copy-catting and resisted the pounding from analysts to “close the NAV gap.” I believe my resistance was logical and fact-based and proven correct by the market. In April 2023, when our stock sold off into the teens, seeing a unique opportunity, our Board authorized a $200 million share buyback program (a toe in the water). To date, we have repurchased 6,332,568 common shares at $25.67 per share.(10)
We are pretty good at math, and it is clear to us that there is a huge disconnect between our stock price and the value of our assets. But, as a believer in the predictive power of the stock market, I am certainly aware of the recent decline of our stock and, in fact, the decline of all real estate stocks. In our case, the decline has been in the face of the best fundamentals in Manhattan in the last 20 years. Does the stock market know something or is this a once-in-a-generation buying opportunity? I believe the latter. In any event, there are few investments we can find that are more attractive right now than our stock. If this disconnect continues, we will become more aggressive.
220 Central Park South
After years of proudly commanding a full page and hero picture in this letter, 220 Central Park South, basically completed, now gets this short paragraph. Sales to date have totaled $3.308 billion. We are 99% sold with, I guesstimate, $15 million still to come from one remaining unit. As an indicator of the singular success of this product, resale prices are up, and up substantially, and I believe 220 to be the only recent development where resale prices have increased.
With 220 CPS, we are the undisputed heavyweight champion. We have the dominant franchise in luxury condominiums and get frequent calls to participate in new projects. There are now half a dozen new condo projects either started or about to start within a three-block radius of 57th Street and Fifth Avenue, the center of the Plaza District. I am wary.
Here’s the Alexander’s Story
Vornado owns 32.4% of Alexander’s, Inc. common stock. I am Chairman and CEO. Here’s the recent activity:
•In May 2023, we sold the Rego Park Z land parcel in Queens for $71 million.
•In May 2024, we extended to 2040 the million-foot Bloomberg lease which was set to expire in 2029; thus giving us 15 years of lease term.
•We refinanced the $500 million of debt on the Bloomberg asset which was set to expire in 2024. We paid the new four-year loan down to $400 million; importantly, the loan is freely prepayable.
•In December 2025, we recapitalized the $300 million grossly overleveraged 731 Lexington Avenue retail condominium. See page 10 for details. We expect the reletting of that retail space will create value approximately equal to the $132.5 million we paid for the A-Note plus related capital of give-or-take $50 million.
•Recognizing that the Rego Park I land site in the middle of Queens is much more valuable than the half-empty 60-year-old antique shopping center, we vacated the site by relocating its tenants to Rego Park II and have contracted to sell the site to Northwell Health for $202 million.
•Rego Park II is now a strong, well-leased(11) 600,000 square foot thriving urban property.
•Our dividend policy at Alexander’s has been to pay a regular $18 per share – in effect through thick and thin, $18 being our calculation of the long-term earning power of the assets. What would be served by cutting the dividend, starving shareholders, just to increase the cash balance of an already cash-rich balance sheet?
•So… after all this activity, Alexander’s is now the Bloomberg HQ on a 15-year lease, the 731 Lexington retail lease-up, the 600,000 fully-leased(11) Rego II thriving urban shopping center, with modest debt and large cash balances; pretty simple and easy to underwrite.

10    Think about this… Vornado stock is a better buy today than it was at $15 three years ago.
11    One last large space is in lease.

JBG SMITH
JBG SMITH was born in 2017, nine years ago, in a spin-merge transaction with Vornado spinning our Washington, DC office business (acquired from Bob Smith and Bob Kogod in 2002) and simultaneously merging with local sharpshooter JBG. JBG was the only Washington player who really believed in Crystal City, our large office and apartment complex on the shores of the Potomac River.
JBG’s Matt Kelly(12) was CEO and I was founding Chairman.(13) The business plan was to raze the 50-year-old buildings(14) to develop apartments, taking advantage of zoning which we had just completed to allow for one and a half times rebuild for a teardown.
CEO Matt Kelly has done a fine job with kudos for Amazon HQ2, selling $1.3 billion of old office buildings, building 3,350 new apartment units, and for buying back 63% of the shares at $18.77. So… it seems that what was a buyback program has now become a tontine.
What’s going on here? And nobody seems to care. The federal debt is now $38 trillion, a $10 trillion increase from just five years ago. What’s more – annual deficits are running close to $2 trillion and the national debt is projected to be $47 trillion by 2030.(15)(16)
Many of our cities and states are no better. The heavily populated northern, blue cities – what I call the northern crown of America – Washington, Philadelphia, New York, Chicago, Seattle, Portland, San Francisco, and Los Angeles are all indulging runaway budgets and increasing taxes.
There is a natural competition between high-tax, densely populated urban centers and low-tax/no-tax, generally warm weather, business welcoming states. Take a hard look at these numbers:(17)

	New York	Florida	Texas
Population (in thousands)	20,002	23,463	31,710
Expenditures (in millions)(18)	254,300	117,400	169,001
Expenditures per capita	12,714	5,004	5,329
In the this will never happen but it should department, the first governor of a northern, densely populated, urban state who recognizes all this and reduces expenses and taxes will be lionized.
I again question the wisdom of the New York State estate tax. I repeat here what I have said before. In New York State, the top 2% pay a full 50% of personal income taxes so it is critical that they remain tax-paying residents. The vulnerability comes with the 2%-ers, who are at the end of their careers. Most of the folks I know are willing to pay higher income taxes for the privilege of living in New York but hate the prospect of a 16% toll for the privilege of dying in New York. New York State’s estate tax brings in approximately one half of one percent of the state’s annual budget. The estate tax should be repealed. Keeping our highest taxpayers through the end of their lives is both good economic policy and good politics. By the way, high-tax California has no estate tax, and New Jersey repealed its estate tax in 2018. But nobody is listening and that’s a shame.
Here’s an idea for the powers that be: repeal the scaffold law which will save 5% on every construction project (public or private) in the state. New York is the only state in the nation with such a law and, as a result, New York’s insurance costs 8% vs. 3% in New Jersey. This should be an easy one.
Sustainability
Our board and senior management are proud of Vornado’s continued national leadership in sustainability. See the extensive material in the Sustainability section of our website, which can be found at www.vno.com/sustainability.

12    A Dartmouth man.
13    It could be said that I was the father of JBG SMITH. I was forced to resign in 2021 when ISS determined that I was overboarded, on two boards where I was CEO and two boards of Vornado spin-offs. Pretty stupid.
14    50-year-old buildings become 60-year-old buildings very quickly.
15    Source: Congressional Budget Office for all amounts.
16    See article by Niall Ferguson, Debt Has Always Been the Ruin of Great Powers, The Wall Street Journal, February 22, 2025, Review Section, page 1.
17    Source: U.S. Census Bureau for population amounts and state websites for budgeted expenditures.
18    It’s interesting to note that the proposed budget for New York is up 2.2%, Florida is flat and Texas is up 5.0%.

A shoutout and thank you to our very talented, hard-working Vornado family in New York, Paramus, Chicago and San Francisco, in leasing, development, the 45th floor, Paramus, operations, and BMS, all of whom are head of the class.
Our operating platform heads are the best in the business. I pay my respects to my partners, Michael Franco, Glen Weiss, Barry Langer, Haim Chera and Tom Sanelli. Our exceptional 14 Division Executive Vice Presidents deserve special recognition and our thanks. Thank you as well to our very talented and hardworking 31 Senior Vice Presidents and 57 Vice Presidents who make the trains run on time.
We continually broaden our leadership team through promotions from within our Company. Congratulations to Toni McIntosh and Cheryl Longstreet, promoted to Senior Vice President, and to Brian Bennett, Diane Fagan, Shakia Hill and Rachel Schauer, promoted to Vice President. Welcome to Elyssa Marcus, Vice President – Retail Asset Management.
Our Vornado Family has grown with 7 marriages and 10 births this year, 7 girls and 3 boys.
On behalf of Vornado’s Board, senior management and 3,145 associates, we thank our shareholders, analysts, and other stakeholders for their continued support.
Rest in peace, David Simon.
Steven Roth
Chairman and CEO
April 1, 2026

Below is a reconciliation of net income (loss) to NOI, as adjusted (properties owned at the end of 2025):

($ IN MILLIONS)	2025	2024	2023	2022	2021	2020	2019	2018	2017	2016
Net income (loss)	937.2	20.1	32.9	(382.6)	207.5	(461.8)	3,334.3	422.6	264.1	982.0
Our share of (income) loss from partially owned entities	(141.3)	(112.4)	(38.7)	461.3	(130.5)	329.1	(78.9)	(9.1)	(15.2)	(168.9)
Interest and other investment (income) loss, net	(55.1)	(46.0)	(43.3)	(23.5)	(15.7)	231.8	82.3	72.1	(41.0)	(6.0)
Net gains on disposition of assets	(35.3)	(16.0)	(71.2)	(100.6)	(50.8)	(381.3)	(845.5)	(246.0)	(0.5)	(160.4)
Gain on sales-type lease	(803.2)	—	—	—	—	—	—	—	—	—
Net gain on transfer to Fifth Ave. and Times Square JV	—	—	—	—	—	—	(2,571.1)	—	—	—
Purchase price fair value adjustment	—	—	—	—	—	—	—	(44.1)	—	—
(Income) loss from discontinued operations	—	—	—	—	—	—	—	(0.6)	13.2	(404.9)
NOI attributable to noncontrolling interests	(41.9)	(39.4)	(48.6)	(70.0)	(69.4)	(72.8)	(69.3)	(71.2)	(65.3)	(66.2)
Depreciation, amortization expense and income taxes	475.7	470.2	463.5	526.2	401.9	436.3	522.6	484.2	470.4	428.2
General and administrative expense	156.1	148.5	162.9	133.7	134.6	181.5	169.9	141.9	159.0	149.6
Acquisition and transaction related costs	2.5	5.3	50.7	31.7	13.8	174.0	106.5	31.3	1.8	9.4
Our share of NOI from partially owned entities	263.3	279.2	285.8	306.0	310.9	306.5	322.4	253.6	269.2	271.1
Interest and debt expense	353.9	390.3	349.2	279.8	231.1	229.3	286.6	347.9	345.6	330.2
NOI	1,111.9	1,099.8	1,143.2	1,162.0	1,033.4	972.6	1,259.8	1,382.6	1,401.3	1,364.1
Certain items that impact NOI	(2.2)	(6.3)	(3.5)	(18.8)	(11.0)	24.3	(107.8)	(239.5)	(255.9)	(256.3)
NOI, as adjusted (properties owned at the end of 2025)	1,109.7	1,093.5	1,139.7	1,143.2	1,022.4	996.9	1,152.0	1,143.1	1,145.4	1,107.8
Below is a reconciliation of net income (loss) to FFO and FFO, as adjusted:

($ IN MILLIONS)	2025	2024	2023	2022	2021	2020	2019	2018	2017	2016
Net income (loss) attributable to Vornado	905.0	70.4	105.5	(346.5)	176.0	(297.0)	3,147.9	449.9	227.4	906.9
Preferred share dividends and issuance costs	(62.1)	(62.1)	(62.1)	(62.1)	(74.9)	(51.7)	(50.1)	(65.1)	(65.4)	(83.3)
Net income (loss) applicable to common shares	842.9	8.3	43.4	(408.6)	101.1	(348.7)	3,097.8	384.8	162.0	823.6
Depreciation and amortization of real property	411.1	399.7	385.6	456.9	373.8	368.6	389.0	413.1	468.0	531.6
Gain on sales-type lease	(803.2)	—	—	—	—	—	—	—	—	—
Net gains on sale of real estate	(0.3)	(0.9)	(53.3)	(58.7)	—	—	(178.7)	(158.1)	(3.5)	(177.0)
Real estate impairment losses	0.5	—	22.8	19.1	7.9	236.3	32.0	12.0	—	160.7
Change in fair value of marketable securities	(1.9)	—	—	—	—	4.9	5.5	26.5	—	—
Net gain on transfer to Fifth Avenue and Times Square JV	—	—	—	—	—	—	(2,559.1)	—	—	—
Net gain from sale of Urban Edge shares	—	—	—	—	—	—	(62.4)	—	—	—
After tax purchase price fair value adjustment	—	—	—	—	—	—	—	(27.3)	—	—
Partially-owned entities adjustments:
Depreciation of real property	94.9	101.2	108.1	130.6	139.2	156.6	134.7	101.6	137.0	154.8
Net gains on sale of real estate	(90.8)	—	(16.5)	(0.2)	(15.7)	—	—	(4.0)	(17.8)	(2.9)
Real estate impairment losses	—	—	50.5	576.4	—	409.1	—	—	7.7	6.3
(Increase) decrease in fair value of marketable securities	—	—	—	—	(1.1)	2.8	2.9	3.9	—	—
Noncontrolling interests’ share adjustments	32.2	(39.8)	(38.4)	(77.9)	(34.1)	(79.1)	141.7	(22.8)	(36.7)	(41.1)
Preferred share dividends	1.4	1.5	1.6	1.3	—	—	—	—	1.1	1.6
FFO	486.8	470.0	503.8	638.9	571.1	750.5	1,003.4	729.7	717.8	1,457.6
Certain items that impact FFO	(21.2)	(22.9)	4.4	(30.0)	(21.2)	(249.5)	(342.9)	(26.9)	(16.8)	(785.3)
FFO, as adjusted	465.6	447.1	508.2	608.9	549.9	501.0	660.5	702.8	701.0	672.3

Below is a reconciliation of net income to EBITDA, as adjusted
($ IN MILLIONS)	2025	2024	2023
Net income (before noncontrolling interests)	937.2	20.1	32.9
Less: net loss attributable to noncontrolling interests
in consolidated subsidiaries	41.6	51.1	76.0
Net income attributable to the Operating Partnership	978.8	71.2	108.9
Interest and debt expense	458.9	458.1	458.4
Depreciation and amortization	513.7	507.2	499.4
Net gain on sale of real estate	(91.1)	(0.9)	(73.0)
Impairment losses on real estate	0.5	—	73.3
Gain on sales-type lease	(803.2)	—	—
Income tax expense	15.3	23.5	30.5
EBITDA	1,072.9	1,059.1	1,097.5
Gain on sale of 220 Central Park South units	(21.0)	(15.2)	(14.1)
Net gains on disposition of assets	(13.9)	—	(1.0)
Hotel Pennsylvania, Real Estate Fund and other	1.8	5.4	(1.1)
EBITDA, as adjusted	1,039.8	1,049.3	1,081.3